eLINEAR, INC.

2000 PLAN

EMPLOYEE STOCK OPTION AGREEMENT

       This Employee Stock Option Agreement (this "Agreement") is made and entered into by and between eLinear, Inc., a Delaware corporation (the "Company"), and the employee of the Company (the "Employee") executing this Agreement below.

       1.     Grant of Option; Preservation of Prior Option Grant. The Company hereby grants to the Employee an option (the "Option") to acquire that number of shares of the Company's common stock (the "Shares") set forth in the Notice. The "Grant Date" for the grant of the Option shall be the date set forth at the end of this Agreement. Capitalized terms not defined in this Agreement have the meaning ascribed to them in the Company's 2000 Stock Option Plan, as amended (the "Plan") and the resolutions (the "Resolutions") of the Compensation Committee of the Company's Board of Directors (the "Committee") approving the Option granted pursuant to this Agreement. Contemporaneously with the parties' entry into this Agreement, the Employee has received the Notice of Grant of Stock Option (the "Notice") in the form of Exhibit A attached hereto and made a part hereof, summarizing certain terms of this Agreement, the Resolutions and the Plan. All rights of the Employee under any prior Stock Option Agreement between the Employee and the Company shall remain in full force and effect.

       2.     Expiration. The Option shall expire on the expiration date set forth in the Notice (the "Expiration Date"), and the Option must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3 hereof. Notwithstanding the foregoing, in no event shall the Expiration Date be later than ten (10) years from the Grant Date, provided that in the case of any Ten-percent Shareholder, no Incentive Option shall be exercisable after the expiration of five (5) years from the Grant Date.

       3.     Termination.

               3.1     Termination for Any Reason Except Death or Disability. If the Employee's employment arrangement with the Company is terminated for any reason with or without cause (hereinafter, "Terminated" or a "Termination"), except the Employee's death or disability, then this Option shall terminate immediately.

               3.2      Termination Because of Death or Disability. If the Employee is Terminated because of death or disability, then this Option, to the extent that it is exercisable by the Employee on the date of Termination, may be exercised by the Employee (or the Employee's legal representative) no later than: (a) in the case of a Termination based upon the Employee's death, one (1) year after the date of Employee's death, but in any event no later than the Expiration Date, and (b) in the case of a Termination based upon the Employee's disability, one (1) day prior to the anniversary date of such Termination, but in any event no later than the Expiration Date.

                3.3      No Obligation to Employ. Nothing in the Plan, the Resolutions, the Notice or this Agreement shall confer on the Employee any right to continue in the employ of, or other relationship with, the Company or any Affiliate of the Company, or limit in any way the right of the Company or any Affiliate of the Company to terminate the Employee's employment or other relationship at any time, with or without cause.

       4.     Manner of Exercise.

              4.1      Stock Option Exercise Agreement. To exercise this Option, the Employee (or in the case of exercise after the Employee's death, the Employee's executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in such form as may be approved by the Company from time to time (the "Exercise Agreement"), which shall set forth, among other information, the Employee's election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding the Employee's investment intent and access to information as may be required by the Company to comply with applicable securities laws. The Employee may exercise the Option to purchase all or any whole number portion of the number of Shares subject to the Option (but not for any fractional shares). If someone other than the Employee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

               4.2     Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable Federal and state securities laws, as they are in effect on the date of exercise. Furthermore, this Option may not be exercised if and to the extent that the Company is not able to deduct the amount of compensation deemed to be received by the Employee pursuant to the requirements of: (a) Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (which provision restricts the deductibility of certain "golden parachute" payments to employees arising as a result of a corporate change of control), or (b) Section 162(m) of the Code (which provision restricts the deductibility of certain payments to corporate executives in excess of $1,000,000 in any one calendar year). In either of such events, the Employee may exercise the Option in a later calendar year, and the Expiration Date shall be extended until the calendar year when the Company is able to fully deduct any compensation expense applicable to the Employee's exercise of the Option pursuant to Sections 280G and 162(m) of the Code; provided that in no event shall the Expiration Date be extended beyond ten (10) years from the Grant Date, or in the case of any Ten-percent Shareholder holding an Incentive Option, five (5) years from the Grant Date.

               4.3     Payment. The Exercise Agreement shall be accompanied by full payment of the Aggregate Option Price for the Shares being purchased in cash (by check), or where permitted by law:

(a)	by cancellation of indebtedness of the Company to the Employee;
(b)

by surrender of shares of the Company's Common Stock that either: (1) have been owned by the Employee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by the Employee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

(c)

by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that if the Employee is not then an employee of the Company, he shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares; and provided further that the portion of the Option Price equal to the par value of the Shares, if any, must be paid in cash;

(d)	by waiver of compensation due or accrued to the Employee for services rendered;
(e)

provided that a public market for the Company's stock exists: (1) through a "same day sale" commitment from the Employee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Employee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a "margin" commitment from the Employee and a NASD Dealer whereby the Employee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or

(f)	by any combination of the foregoing.

               4.4      Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, the Employee must pay or provide for any applicable Federal or state withholding obligations of the Company. If the Committee permits, the Employee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Employee by deducting the Shares retained from the Shares issuable upon exercise.

               4.5     Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of the Employee, the Employee's authorized assignee, or the Employee's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

       5.     Notice of Disqualifying Disposition of Incentive Option Shares. If this Option is an Incentive Option, and if the Employee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Option on or before the later of: (a) the date two (2) years after the Grant Date, and (b) the date one (1) year after transfer of such Shares to the Employee upon exercise of this Option, then the Employee shall immediately notify the Company in writing of such disposition.

       6.     Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and the Employee with all applicable requirements of Federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Shares may be listed at the time of such issuance or transfer. The Employee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

       7.     Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Employee only by the Employee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of the Employee.

       8.     Tax Consequences. Set forth below is a brief summary as of the date the Plan was adopted by the Board of some of the Federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE EMPLOYEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

               8.1     Exercise of Incentive Option. If this Option qualifies as an Incentive Option, there will be no regular Federal income tax liability upon the exercise of this Option, although the excess, if any, of the fair market value of the Shares on the date of exercise over the Option Price will be treated as a tax preference item for Federal income tax purposes and may subject the Employee to the alternative minimum tax in the year of exercise.

              8.2     Exercise of Nonqualified Stock Option. If this Option does not qualify as an Incentive Option, there may be a regular Federal income tax liability upon the exercise of this Option. The Employee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Option Price. The Company will be required to withhold from the Employee's compensation or collect from the Employee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

               8.3     Disposition of Shares. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of this Option (and, in the case of an Incentive Option, are disposed of more than two (2) years after the Grant Date), then any gain realized on disposition of the Shares will be treated as long-term capital gain for Federal income tax purposes. If Shares purchased under an Incentive Option are disposed of within one (1) year of exercise or within two (2) years after the Grant Date, then any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the fair market value of the Shares on the date of exercise over the Option Price.

       9.     Privileges of Stock Ownership. The Employee shall not have any of the rights of a shareholder with respect to any Shares until the Employee exercises this Option and pays the Option Price.

       10.     Adjustments. The number of Shares subject to the Option and the Option Price shall be subject to adjustment as provided in Section 9.02 of the Plan.

       11.     Disputes. Except as otherwise expressly provided in this Agreement and the Notice, and pursuant to Article VII and Section 8.13 of the Plan, the Committee has the sole authority to determine the terms of Options granted under the Plan. In case of any conflict between the terms of this Agreement, the Notice or the Plan and the terms set forth in the Resolutions, the Resolutions shall govern. With respect to Incentive Options only, in case of any conflict between the terms of the Notice and the terms of this Agreement or the Plan, the terms set forth in this Agreement and/or the Plan shall govern. With respect to Incentive Options only, in case of any conflict between the terms of this Agreement and the terms of the Plan, the terms set forth in the Plan shall govern. With respect to Non-qualified Options only, in the case of any conflict between the terms of this Agreement and the Notice and the terms set forth in the Plan, the terms of this Agreement and the Notice shall govern. Any dispute regarding the interpretation of this Agreement shall be submitted by the Employee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Employee.

       12.      Entire Agreement. The Plan and the Resolutions are incorporated by reference. This Agreement, the Notice, the Plan, the Resolutions and the Exercise Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersede all prior understandings and agreements with respect to such subject matter. The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both the Employee and the Company.

       13.     Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Employee shall be in writing and addressed to the Employee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by telecopier.

       14.     Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon the Employee and the Employee's heirs, executors, administrators, legal representatives, successors and assigns.

       15.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without regard to that body of law pertaining to choice of law or conflict of law.

       16.    Time of Essence. Time is of the essence of this Agreement.

       17.     Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument. Transmission by facsimile of an executed copy of a signature page of this Agreement by a party hereto shall constitute due execution by such party.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set his hand, as of the day and year written below.

DATED AS OF: November 13, 2000

eLINEAR, INC.
By:___________________________________
Jon Ludwig, President and Chief Executive Officer
EMPLOYEE:
_____________________________________
Print Name:____________________________
Employee's Home Address:
_____________________________________
_____________________________________
_____________________________________

EXHIBIT A

NOTICE OF GRANT OF STOCK OPTION

       Congratulations! You have been selected to be awarded an option (the "Option") to acquire restricted shares of the Company's common stock in appreciation for your hard work, dedication, and continued efforts on behalf of the Company. This award will allow you to participate in and directly benefit from the Company's long-term financial success.

       The following is a brief summary of some of the terms and conditions of the award of the Option to you pursuant to the Company's Employee Stock Option Agreement (the "Agreement"), the resolutions (the "Resolutions") adopted by the Company's Compensation Committee in connection with the grant of the Option to you, and the Company's 2000 Stock Option Plan (the "Plan"). You are urged to carefully read the Agreement, the Resolutions and the Plan applicable to you, and, since there are potential income tax consequences to you upon vesting of the shares, you may want to consult with your tax advisor. Should you have any other questions, please do not hesitate to contact Jon Ludwig, Chief Executive Officer of the Company.

       I.     Award of Shares. Upon execution and return to the Company of the Agreement, you will be awarded an option to acquire ________________________ Thousand (___,000) shares of the Company's common stock (the "Restricted Shares"), which grant shall be subject to the terms and conditions of the Agreement, the Resolutions and the Plan. You are not initially required to pay any money to the Company for this award.

(a)

Incentive Options. Options to acquire __________________ Thousand (___,000) of the Restricted Shares shall be Incentive Options as described in the Resolutions and the Plan. The Incentive Options shall have an exercise price of ___________ Cents ($.___) (which amount is deemed to be the fair market value of such shares as of the date hereof in accordance with the terms of the Plan). The shares subject to the Incentive Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(b)

Non-qualified Options. Options to acquire __________ Thousand (___,000) of the Restricted Shares shall be Non-qualified Options as described in the Resolutions. The Non-qualified Options shall have an exercise price of ___________ Cents ($.___). The shares subject to the Non-qualified Options are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Non-qualified Options are issued in connection with, and shall be subject to, the restrictions of the Plan.

       II.     The Vesting Schedule. Your Option to acquire Restricted Shares will generally vest (i.e., become unrestricted) in percentages with respect to both the Incentive Options and the Non-qualified Options pursuant to the following schedules unless otherwise provided in your Agreement:

Incentive Options
DATE	PERCENTAGE OF SHARES VESTING*
February 12, 2001	100%

Non-qualified Options
DATE	PERCENTAGE OF SHARES VESTING*
November 13, 2001	25%
November 13, 2002	25%
November 13, 2003	25%
November 13, 2004	25%

       *Notwithstanding the foregoing, the vesting of your Incentive Options and Non-qualified Options shall give you no right to acquire fractional shares of the Company's stock. Instead, any fractional share amount vesting and remaining as a fractional share in any given month shall be added to the amount vesting in the immediately following month. All unvested Options shall immediately vest upon a Change in Corporate Control as defined in the Plan. All unvested Incentive Options shall immediately vest in the event that a securities registration statement on Form S-8 becomes effective with respect to your Options (you hereby acknowledge that the Company has no obligation to cause the Company to file such a registration statement or to cause such registration statement to become effective). In the event of a termination of your employment by the Company within the first four (4) years after the effective date of this Option grant based upon your death or disability, all unvested Non-qualified Options shall immediately vest effective upon the effective date of such termination.

       III.     Forfeiture. In the event of a termination of your employment with the Company within the first four (4) years after the effective date of this Option grant for any reason other than your death or disability, all vested and unvested Options shall be forfeited effective on the date of such termination of your employment with the Company.

       IV.     Expiration Date of Option. Unless otherwise set forth in this Notice or the Agreement, the Option to acquire the Restricted Shares shall expire if unexercised by November 13, 2010.

NOTE:	THE RESTRICTED SHARES WILL NOT BE AWARDED TO YOU UNLESS YOU RETURN THE EXECUTED EMPLOYEE STOCK OPTION AGREEMENT TO THE COMPANY BY NOVEMBER 30, 2000.